December 19, 2007	MEDIA AND INVESTOR RELATIONS CONTACT:	Karen L. Taylor
	Phone:	303/633-2913
	24-Hour:	303/809-9160

DCP MIDSTREAM PARTNERS ANNOUNCES APPOINTMENTS
TO ITS BOARD OF DIRECTORS

DENVER - DCP Midstream GP, LLC, the general partner of DCP Midstream Partners, LP (NYSE: DPM), or the General Partner, announced today the appointment of Thomas C. O’Connor and Willie C.W. Chiang as members of its board of directors. Mr. O’Connor currently serves as chairman of the board, president and CEO of DCP Midstream, LLC, the sole owner of the General Partner, and Mr. Chiang is senior vice president, commercial of ConocoPhillips. As previously announced, William H. Easter will be retiring from the board of directors effective January 1, 2008. Following these changes, the board members affiliated with the General Partner or its owners will be Fred Fowler, Mark Borer, Sig Cornelius, Willie Chiang, and Tom O’Connor. The continuing independent directors of the board are Paul Ferguson, Frank McPherson, Tom Morris and Steve Springer.

Mr. O’Connor, 52, has over 20 years experience in the natural gas industry with Duke Energy prior to joining DCP Midstream, LLC in November 2007 as chairman of the board, president and CEO. Mr. O’Connor joined Duke Energy in 1987 where he served in a variety of positions in the company’s natural gas and pipeline operations units. After serving in a number of leadership positions with Duke Energy, he was named president and chief executive officer of Duke Energy Gas Transmission in 2002 and he was named group vice president of corporate strategy at Duke Energy in 2005. In 2006 he became group executive and chief operating officer of U.S. franchised electric and gas and later in 2006 was named group executive and president of commercial businesses at Duke Energy.

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Mr. Chiang, 47, has more than 26 years experience in the energy industry. He served in a variety of management positions in refining with Chevron, Powerine Oil Company, Unocal, Tosco and Phillips Petroleum prior to the merger of Phillips and Conoco in 2002. Mr. Chiang was named president, downstream strategy, integration and specialty businesses of ConocoPhillips in 2003 and in 2005 he was named president, Americas supply and trading. He was named to his current position of senior vice president, commercial of ConocoPhillips in 2007.

“We are very pleased with the addition of Tom O’Connor from DCP Midstream and Willie Chiang from ConocoPhillips to our board of directors,” said Fred Fowler, chairman of the board of directors. “Tom recently became the CEO and president of DCP Midstream and brings many years of leadership experience from Duke Energy to our board. Willie has been with ConocoPhillips and its predecessors since 1996 and brings an extensive background in the energy industry. We welcome their leadership and look forward to their contributions to our board of directors.”

DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership that gathers, processes, transports and markets natural gas and natural gas liquids and is a leading wholesale distributor of propane. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LLC, which is wholly owned by DCP Midstream, LLC, a joint venture between Spectra Energy and ConocoPhillips. For more information, visit the DCP Midstream Partners, LP web site at http://www.dcppartners.com.

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